Exhibit 10.49
Agreement on Technical Service
     This Agreement is made and entered into this day of January 1, 2005 by and between Sina.com Technology (China) Co. Ltd. (“Party A”) with its principle address at Ideal Plaza, 20F, 58 North 4th Ring Road West, Haidian District, Beijing, PRC and Beijing SINA Internet Information Services Co., Ltd (“Party B”) with its principle address at Ideal Plaza, 18F, 58 North 4th Ring Road West, Haidian District, Beijing, PRC .
     Whereas:
(1)	Party A is a limited company incorporated in the People’s Republic of China (“PRC”). It posses resources and technologies for website software development.
(2)	Party B is an internet company registered in PRC, and is engaged in the business of internet information service;
(3)	Party A agrees to provide Party B with the corresponding online website software application services according to and subject to the provisions of this Agreement, including, but not limited to, technical support, technical training and technical consultation. Party B agrees to accept the above services provided by Party A.
     NOW, THEREFORE, in consideration of covenants and agreement herein contained through friendly consultation, the parties hereby agree as follows:
1.	Technical services
1.1	Party A shall according to the terms in this agreement provide any technical services (including, but not limited to, technical support, technical training and technical consultation as well as those services listed in appendix I) for internet information, mobile value-added services, online advertising and other related business operated by Party B.
1.2	Party B shall provide Party A with any and all necessary assistance including, but not limited to:
1.2.1	Urge its employees to take proper, reasonable due diligence when using and operating the system and the equipment;

1.2.2	Inform Party A without any delay of any circumstance that may affect the business operation of Party B;

1.2.3	Allow Party A and its authorized persons to access any site owned or rented by Party B that stores any system or equipment relating to its business operation at any reasonable time;

1.2.4	Provide any other necessary assistance.
1.3	Both parties agreed, if necessary, the parties will meet under the framework of the provisions of this Agreement, the technical services for the content, services modalities,

technical personnel and other specific terms or adjusted accordingly.
2.	Technical Service Fees and Payment
2.1	For technical services rendered by Party A, both parties agree hereby that the technical service fee shall be based on the following formula:

Technical services fee = 1,000 Yuan per person per hour * number of days * number of hours
3.	Intellectual property
3.1	Party A shall enjoy monopoly and exclusive rights to all intellectual property rights, including but not limited to its advertising design and development of any software copyright, arising from the implementation of this agreement.
4.	Confidentiality
4.1	Either party shall keep any confidential material or information (hereinafter referred to as “confidential information”) of the other party acquired or accessed in signing or performing this agreement highly confidential and shall not disclose, give or transfer such confidential information to any third party, unless written approval has been obtained from the other party.
4.2	Either party shall return, destroy or dispose any document, data or software carrying confidential information of the other party to such party in any desirable way upon request and shall not use such confidential information thereafterwards.
4.3	Both parties agree that regardless of changes, cancellation or termination to the agreement, the provisions will remain in effect.
5.	Declaration and guarantee
5.1	Party A declares and guarantees
5.1.1	Party A is a company legally incorporated and existing under the laws of PRC;

5.1.2	Party A signs and performs the obligation prescribed in this agreement under its authority and business scope, and has carried out proper authorization within the company; which do not constitute any breach of any restriction of legal documents binding upon such party

5.1.3	This Agreement shall become effective, legally binding and enforceable on the date of its being signed.

5.2	Party B declares and guarantees:
5.2.1	Party B is a company legally incorporated and existing under the laws of PRC;

5.2.2	Party B signs and performs the obligation prescribed in this agreement under its authority and business scope, and has carried out proper authorization within the company; which do not constitute any breach of any restriction of legal documents binding upon such party

5.2.3	This Agreement shall become effective, legally binding and enforceable on the date of its being signed.

5.2.4	Party B’s advertisements do not violate any use of laws, regulations or governmental policies
6.	Force Majeure
6.1	When the implementation of this agreement was delayed or hampered, due to any “Force Majeure”, the affected party shall not be liable under this agreement to the event caused by “Force Majeure ”. “Force Majeure event” means event that cannot be avoided, when a party had exercised reasonable control and the affected party had already exercised reasonable attention, including but not limited to, acts of government, natural forces, fire, explosion, geographical changes, storms, floods, earthquakes, tidal, lightning or war. However, financial information, insufficient funds or financing should not be considered as event that beyond one party’s reasonable control. Party affected by the “force majeure events” shall notify the other party the “force majeure events” and inform the other party of the procedures necessary to implement the responsibilities under this agreement so as to seek a waiver from this agreement or a waiver from any responsibility under any provision of this agreement.
6.2	The affected party of the “Force Majeure event” is not liable under this Agreement only when the affected party has made reasonable efforts to implement feasible responsibility of this agreement. A waiver of liability is limited to the portion of delay or hamper caused by the “Force Majeure event”. Once such exoneration reasons rectified or remedied, both parties agreed to resume the best efforts to make the agreement fulfilled.
7.	Effectiveness and Early Termination
7.1	This Agreement shall become effective when signed on the date stated at the beginning paragraph of this agreement. Other than early terminated according to this agreement, this agreement is valid for one year from January 1, 2005 to December 31, 2005. Prior to the expiration of the initial term, this agreement can be renewed upon written confirmation by both parties.

7.2	Without cause harm to the rights or subsidy of the party which initiate the termination according the laws, this agreements or other documents, either party shall have the right to terminate this Agreement immediately by giving written notice to the other party in the event that the other party commits any breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied.
8.	Settlement of Disputes and Governing Laws
8.1	The Parties shall settle with good faith all disputes regarding to interpretation and enforcement of any provisions of this Agreement by consultation. The disputes that are failed to be resolved by consultation shall be referred to China International Economic and Trade Arbitration Committee for arbitration according to its existing arbitration rules. The place of arbitration shall be in Beijing; and the language used in arbitration shall be Chinese. The decision of arbitration shall be final and binding upon both parties hereto.
8.2	Laws and regulations of PRC shall be applied for conclusion, execution, interpretation and settlement of disputes concerning this agreement.
9.	Miscellaneous
9.1	Both parties may make amendments and supplements to this Agreement in written form, which shall be part of this Agreement with equal legal force.
9.2	If any provision of this Agreement is entirely or partially invalid or unenforceable for the reason of violating laws or government regulations or other reasons, the affected part of such provision shall be deemed as deleted. But deleting the affected part of such provision shall not impose any effect upon the legal effect of other part of such provision and other provisions of this Agreement. The Parties shall negotiate and conclude new provision to replace such invalid or unenforceable provision.
9.3	Without written consent from the other party, each party shall not transfer its rights and obligations under this agreement to any third party.

Sina.com Technology (China) Co. Ltd.	Beijing SINA Internet Information Services Co., Ltd.

Authorized Representative	Authorized Representative

Appendix 1:Contents of Technical Service
Both parties agree hereby that the contents of the technical service specified by this agreement shall include, but not limited to, the following:
1.	Technical Support to Mobile Value-added Telecommunication
1.1	Party A agrees hereby to serve as the technical service supplier and provide desired technical service for mobile value-added telecommunication to party B subject to terms and conditions of this agreement, including, but not limited to the following in connection with mobile value-added telecommunication:
1.1.1	Development, update and upgrade of software on client end;

1.1.2	Development, update and upgrade of software on network server end;

1.1.3	Technical development and maintenance of database;

1.1.4	Technical development of system;

1.1.5	Overall designing of system;

1.1.6	Installation and debugging of system;

1.1.7	Trial operation and testing of system;

1.1.8	Installation and debugging of systematic expansion;

1.1.9	Examination and maintenance of operation hardware equipment;

1.1.10	Daily maintenance of system software;

1.1.11	Update and upgrade service of software.
2.	Technical Support for Network Information Service
2.1	Party A agrees hereby to provide technical service in connection with business operation of the websites to party B including, but not limited to the following:
2.1.1	Development, update and upgrade of software on network client end;

2.1.2	Development, update and upgrade of software on network server end;

2.1.3	Technical development and maintenance of database;

2.1.4	Technical development of website system;

2.1.5	Overall designing of website system;

2.1.6	Installation and debugging of website system;

2.1.7	Operation and test of website system;

2.1.8	Installation and debugging of website systematic expansion;

2.1.9	Examination and maintenance of operation hardware equipment for the websites;

2.1.10	Daily maintenance of website system software;

2.1.11	Update and upgrade service of website system software.
2.2	Prepare, statistic, integrate information used by party B for network information service including, but not limited to those concerning press, finance and economics, science and technology, sport, entertainment, game, fashion, education, medical treatment, sanitation, culture, professionals etc; program database and design technical platform; assist in deciding the frame and channel structure of the said contents and provide technical update service.
2.3	Provide designing and technical support for web pages to party B and assist party B to provide easy and friendly interface of various services such as news, shopping, medical treatment, chat, entertainment, search and registration to end users.
2.4	In relation to the system software provided by Party A to Party B for its website operation, Party A shall provide Party B with instruction manual and other information documents of the operational system software of the websites.
2.5	In the event that Party B requires assistance from Party A for its updating of system environment of the websites including operational system environment and database environment, Party A shall render relevant solutions.
2.6	Assist party B in settlement of problems arising from installation and operation of operational equipment of the websites.
3.	Technical Support for Web Advertising
3.1	Party A agrees hereby to provide technical service in connection with web advertising to party B, including, but not limited to the following:
3.1.1	Development, update and upgrade of software for releasing network advertisement;

3.1.2	Installation and debugging of software for releasing network advertisement;

3.1.3	Technical maintenance of software for releasing network advertisement;

3.1.4	Designing and making of network advertisement;
4.	Technical Training
4.1	Party A agrees hereby to provide the following training service to party B and its staffs:
4.1.1	Skill training for Installation and operation of the equipment and facilities;

4.1.2	Training Service for customers service and technology or others;

4.1.3	Training for application of online editing software.
5.	Technical Consultation
5.1	Provide consultation service for the purchase of equipment and software and hardware system needed for network operation developed by party B, including, but not limited to technical advice for selection, systematic installation and debugging of tool software, internet applications and technical platform as well as purchase, type and performance of suitable hardware facilities and equipment.
5.2	In relation to technology project specified by party B, Party A agrees to provide technical consultation service including technical argument, technical forecast, technical investigation for specific subject, report of analysis and assessment to party B
5.3	Provide technical consultation for application of network software, hardware, equipment and online editing software of the system set or to be set by party B.

5.4	Provide the following information to party B: domestic, oversea and party B’s network service including investigation, analysis and assessment report of trend, technology, cost and income of special network service.
5.5	Party B may make problem inquiry or function consultation on specific technical problems through Email, telephone, fax and the engineers of party A shall assist Party B to settle such problems for clients.
5.6	In case of any emergency out of Party B’ control, the engineers of Party A may log into the websites via telnet to inspection and system and then solve the problems after obtaining consent from Party A.
5.7	Party A may meet the requirements of other technical consultations proposed by party B within its compass.
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